Filed Pursuant to Rule 433

Registration No. 333-278184-01

Florida Power & Light Company

Pricing Term Sheet

May 28, 2024

Issuer:	Florida Power & Light Company

Designations:	First Mortgage Bonds, 5.15% Series due June 15, 2029 (“2029 Offered Bonds”)
	First Mortgage Bonds, 5.30% Series due June 15, 2034 (“2034 Offered Bonds”)
	First Mortgage Bonds, 5.60% Series due June 15, 2054 (“2054 Offered Bonds”, and together with the 2029 Offered Bonds and the 2034 Offered Bonds, the “Bonds”)

Registration Format:	SEC Registered

Principal Amount:	2029 Offered Bonds:	$750,000,000
	2034 Offered Bonds:	$750,000,000
	2054 Offered Bonds:	$850,000,000

Date of Maturity:	2029 Offered Bonds:	June 15, 2029
	2034 Offered Bonds:	June 15, 2034
	2054 Offered Bonds:	June 15, 2054

Interest Payment Dates:	Semi-annually in arrears on June 15 and December 15, beginning December 15, 2024

Coupon Rate:	2029 Offered Bonds:	5.15%
	2034 Offered Bonds:	5.30%
	2054 Offered Bonds:	5.60%

Price to Public:	2029 Offered Bonds: amount thereof	99.831% of the principal
	2034 Offered Bonds: amount thereof	99.659% of the principal
	2054 Offered Bonds: amount thereof	99.781% of the principal

Benchmark Treasury:	2029 Offered Bonds:	4.625% due April 30, 2029
	2034 Offered Bonds:	4.375% due May 15, 2034
	2054 Offered Bonds:	4.250% due February 15, 2054

Benchmark Treasury Yield:	2029 Offered Bonds:	4.588%
	2034 Offered Bonds:	4.544%
	2054 Offered Bonds:	4.665%

Spread to Benchmark Treasury Yield:	2029 Offered Bonds:	60 basis points
	2034 Offered Bonds:	80 basis points
	2054 Offered Bonds:	95 basis points

Reoffer Yield:	2029 Offered Bonds:	5.188%
	2034 Offered Bonds:	5.344%
	2054 Offered Bonds:	5.615%

Optional Redemption:	2029 Offered Bonds: Prior to April 15, 2029 (the “2029 Offered Bonds Par Call Date”) redeemable at any time at a redemption price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2029 Offered Bonds matured on the 2029 Offered Bonds Par Call Date) on a semi-annual basis at the Treasury Rate plus 10 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the 2029 Offered Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date. On or after the 2029 Offered Bonds Par Call Date, redeemable at any time at a redemption price equal to 100% of the principal amount of the 2029 Offered Bonds being redeemed plus accrued and unpaid interest thereon, if any, to the redemption date.

	2034 Offered Bonds: Prior to March 15, 2034 (the “2034 Offered Bonds Par Call Date”) redeemable at any time at a redemption price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2034 Offered Bonds matured on the 2034 Offered Bonds Par Call Date) on a semi-annual basis at the Treasury Rate plus 15 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the 2034 Offered Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date. On or after the 2034 Offered Bonds Par Call Date, redeemable at any time at a redemption price equal to 100% of the principal amount of the 2034 Offered Bonds being redeemed plus accrued and unpaid interest thereon, if any, to the redemption date.

2054 Offered Bonds: Prior to December 15, 2053 (the “2054 Offered Bonds Par Call Date”) redeemable at any time at a redemption price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2054 Offered Bonds matured on the 2054 Offered Bonds Par Call Date) on a semi-annual basis at the Treasury Rate plus 15 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the 2054 Offered Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date. On or after the 2054 Offered Bonds Par Call Date, redeemable at any time at a redemption price equal to 100% of the principal amount of the 2054 Offered Bonds being redeemed plus accrued and unpaid interest thereon, if any, to the redemption date.

Trade Date:	May 28, 2024

Settlement Date:	June 3, 2024 (T+4)*

CUSIP / ISIN Number:	2029 Offered Bonds:	341081 GT8 / US341081GT84
	2034 Offered Bonds:	341081 GU5 / US341081GU57
	2054 Offered Bonds:	341081 GV3 / US341081GV31

Expected Credit Ratings:**
Moody’s Investors Service Inc.	“Aa2” (stable)
S&P Global Ratings	“A+” (stable)
Fitch Ratings, Inc.	“AA-” (stable)

Joint Book-Running Managers:

BBVA Securities Inc.

BNP Paribas Securities Corp.

CIBC World Markets Corp.

Citigroup Global Markets Inc.

Loop Capital Markets LLC

Regions Securities LLC

U.S. Bancorp Investments, Inc.

ANZ Securities, Inc.

BMO Capital Markets Corp.

BNY Mellon Capital Markets, LLC

Commerz Markets LLC

Fifth Third Securities, Inc.

Goldman Sachs & Co. LLC

Intesa Sanpaolo IMI Securities Corp.

MUFG Securities Americas Inc.

nabSecurities, LLC

Natixis Securities Americas LLC

PNC Capital Markets LLC

Rabo Securities USA, Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

Co-Managers:

Academy Securities, Inc.

Desjardins Securities Inc.

DNB Markets, Inc.

HSBC Securities (USA) Inc.

M&T Securities, Inc.

R. Seelaus & Co., LLC

Siebert Williams Shank & Co., LLC

WR Securities, LLC

Junior Co-Manager:

MFR Securities, Inc.

*

It is expected that delivery of the Bonds will be made against payment therefor on or about June 3, 2024, which will be the fourth business day following the date of pricing of the Bonds. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, by virtue of the fact that the Bonds initially will settle in T+4, purchasers who wish to trade the Bonds on the date of pricing of the Bonds or on the next two succeeding business days should specify an extended settlement cycle at the time they enter into any such trade to prevent failed settlement and should consult their own advisors.

**

A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The term “Treasury Rate” has the meaning ascribed to such term in the Issuer’s Preliminary Prospectus Supplement, dated May 28, 2024, with respect to the Bonds.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.

Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BBVA Securities Inc. toll-free at (800) 422-8692, BNP Paribas Securities Corp. toll-free at (800) 854-5674, CIBC World Markets Corp. toll-free at (800) 282-0822, Citigroup Global Markets Inc. toll-free at (800) 831-9146, Loop Capital Markets LLC collect at (312) 913-4900, Regions Securities LLC collect at (404) 279-7400 and U.S. Bancorp Investments, Inc. toll-free at (877) 558-2607.